EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

      We hereby consent to the incorporation by reference in (a) the Registration Statements on Form S-8 (Nos. 2-81624, 33-3797, 33-50408, 33-50414, 33-50416, 33-68602, 333-01023, 333-5629 and 333-51125) of
      Oakwood Homes Corporation, (b) the Registration Statement on Form S-3 (No. 333-47053) of Oakwood Homes Corporation and (c) the Registration Statement on Form S-3 (No. 333-31441) of Oakwood Mortgage Investors, Inc. of our report dated November 2, 1998, except for the informaiton presented in the first paragraph of footnote 17 for which the date is November 25, 1998, appearing on page 35 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K.



      /s/ PricewaterhouseCoopers LLP

      PRICEWATERHOUSE COOPERS LLP

      Winston-Salem, North Carolina
      December 29, 1998